Exhibit 10.22

2006 OFFICER SHORT-TERM INCENTIVE PLAN

On December 21, 2005, the Nominating, Compensation, and Governance Committee (Committee) of the PG&E Corporation Board of Directors established the structure of the 2006 Short-Term Incentive Plan (STIP), under which officers of PG&E Corporation and Pacific Gas and Electric Company (Utility) are provided an opportunity to receive annual incentive cash payments. For these officers, corporate financial performance, as measured by corporate earnings from operations, will account for 70 percent of the award and Utility operational performance, as measured by 11 equally weighted financial, operating, and service measures, will account for 30 percent of the award.

At its meeting on February 15, 2006, the Committee approved the specific performance scale that will be used to determine the extent to which the corporate financial objective, as measured by earnings from operations, has been met. The Committee used the same methodology to establish the performance scale for the corporate financial performance portion of the 2006 STIP as was used for the 2005 STIP. The corporate financial performance measure is based on PG&E Corporation's budgeted earnings from operations that were previously approved by the Board of Directors, consistent with the basis for reporting and guidance to the financial community. As with previous earnings performance scales, unbudgeted items impacting comparability such as changes in accounting methods, workforce restructuring, and one-time occurrences will be excluded.

The Committee also approved the following 2006 performance targets for each of the 11 equally weighted financial, operating, and service measures that will be used to determine whether the portion of the STIP award based on the achievement of operational excellence and improved customer service has been met. The 2005 performance results for each measure are included for reference:

2006 STIP Performance Targets

Measure		2005 Results	2006 Target
1.	Customer Satisfaction (Residential & Business) [1]	94.0	96.0
2.	Timely bills (% issued within 35 days)	99.38%	99.51%
3.	Estimate of Outage Restoration Accuracy	47%	50%
4.	System Average Interruption Duration Index (SAIDI) [2]	178.7	166
5.	System Average Interruption Frequency Index (SAIFI) [2]	1.344	1.31
6.	Energy Availability (Generation and Procurement) [3]	-- [3]	-- [3]
7.	Telephone Service Level [4]	75/20	76/20
8.	Expense Per Customer	$278	$283 [5]
9.	Diablo Canyon composite performance index[6]	98.2	98.2
10.	Employee survey (Premier) index	64.0%	68.0%
11.	Lost workday case rate[7]	1.04	0.878

1 This measure is based on the JD Power Residential Survey and the JD Power Business Survey combined with equal weighting. The 2006 target assumes the 2006 quartile ranges will be the same as the 2005 quartile ranges. The 2006 target will be adjusted to reflect the revised quartile ranges expected to be available in July 2006.

2 “SAIDI,” or system average interruption duration index, refers to the average outage time over a one-year period. “SAIFI,” or system average interruption frequency index, refers to the average number of sustained outages over a one-year period.

3 The Energy Availability measure combines two separate reliability measures, each equally weighted. One assesses whether Utility-owned generation is available as planned and the other assesses whether the Utility has obtained adequate electric supplies for its customers, as measured by California Independent System Operator alerts. This is a new measure in 2006.

4 This refers to the percentage of customer calls to the contact centers that are answered within a specified number of seconds; 75/20 means that 75% of calls are answered within 20 seconds.

5 The 2006 target expense per customer amount is based on the approved budget for 2006. The increase of 1.7 percent over the 2005 recorded amount of $278 is comprised of a 3.3 percent increase in expenses, offset by a 1.5 percent increase in customers.

6 The composite performance index provides a quantitative indication of plant performance in the areas of nuclear plant safety and reliability and plant efficiency.

7 This measures the number of non-fatal injury and illness cases that (1) satisfy certain federal requirements for recordability, (2) occur in the current year, and (3) result in at least one day away from work. The rate measures how frequently new lost workday cases occur for every 200,000 hours worked, or for approximately every 100 employees.

The Chief Executive Officer of PG&E Corporation has the discretion to recommend to the Committee an additional performance rating for an individual officer. This rating will be determined by such officer’s efforts to manage his or her organization’s respective financial budget. This additional performance rating can modify (up or down) an individual officer’s final STIP award by no more than 15 percent. The Committee will continue to retain full discretion as to the determination of final officer STIP awards.